Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-            ) and related Prospectus of Giant Interactive Group Inc. for the registration of 15,137,853 American Depositary Shares and to the incorporation by reference therein of our reports dated April 18, 2013, with respect to the consolidated financial statements of Giant Interactive Group Inc. and the effectiveness of internal control over financial reporting of Giant Interactive Group Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, People’s Republic of China

June 4, 2013